Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
REGULAR FOURTH QUARTER DIVIDEND OF $0.42 PER SHARE,
ANNOUNCES SEPTEMBER 30, 2008 FINANCIAL RESULTS AND
ANNOUNCES ESTABLISHMENT OF IVY HILL MIDDLE MARKET CREDIT FUND II

FOURTH QUARTER DIVIDEND DECLARED

New York, NY – November 6, 2008 – Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.42 per share, payable on January 2, 2009 to stockholders of record as of December 15, 2008.

SEPTEMBER 30, 2008 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2008.

HIGHLIGHTS

Financial

•      Core EPS(1):

•      $0.34 per share (basic and diluted)

•      GAAP net loss:

•      $(41.4) million or $(0.43) per share (basic and diluted)

•      Net investment income:

•      $32.8 million or $0.34 per share (basic and diluted)

•      Net realized and unrealized losses:

•      $(74.2) million or $(0.77) per share (basic and diluted)

•      Total fair value of investments at September 30, 2008 of $2.1 billion

•      Net assets per share at September 30, 2008 of $12.83

•      Stockholders’ equity at September 30, 2008 of $1.2 billion

•      Distributed 3rd Quarter 2008 regular dividend of $0.42 per share

Portfolio Activity

•      Gross commitments made during period:

•      $183.2 million

•      Exits of commitments during period:

•      $179.6 million

•      Average total assets for the period:

•      $2.2 billion

•      Number of portfolio company investments as of September 30, 2008: 90

•      Weighted average yield of debt and income producing securities as of September 30, 2008: 12.26%(2)

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. The most directly comparable GAAP financial measure is the net per share increase (decrease) in stockholders’ equity resulting from operations, which is reflected above under the heading “GAAP net income”.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

(2) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

OPERATING RESULTS

For the quarter ended September 30, 2008, Ares Capital reported a GAAP net loss of $(41.4) million or $(0.43) per share (basic and diluted). Net investment income for the third quarter was $32.8 million or $0.34 per share (basic and diluted). Net realized and unrealized losses were $(74.2) million or $(0.77) per share (basic and diluted). Net income can vary substantially from period to period for various factors, including the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2008, total assets were $2.2 billion, stockholders’ equity was $1.2 billion and net asset value per share was $12.83.

In the third quarter of 2008, Ares Capital made $183.2 million in new commitments across 11 portfolio companies (5 new companies and 6 existing companies). Eight separate private equity sponsors were represented in these new transactions.  In total, as of September 30, 2008, 65 separate private equity sponsors were represented in the Ares Capital portfolio.  Also, during the quarter, we made one investment in a non-sponsored transaction. Of the $183.2 million in new commitments made during the quarter, approximately 7% were made in first lien senior secured debt, 19% in second lien senior secured debt, 62% in senior subordinated debt and 12% in equity/other securities. Of these investments, 2% were floating rate.  During the third quarter, significant new commitments included:

•                  $50.0 million in senior subordinated debt for a laundry equipment service provider;

•                  $40.0 million in senior subordinated debt for a dental practice management operator;

•                  $35.0 million in second lien senior debt for an outsourced physician service provider; and

•                  $22.9 million in first lien senior debt and senior subordinated debt for a company that provides consulting services to various agencies in the U.S. government.

The fair value of Ares Capital’s investments at September 30, 2008 was $2.1 billion.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 54% in senior secured debt securities (31% in first lien and 23% in second lien assets), 30% in senior subordinated debt securities and 16% in equity/other securities.  As of September 30, 2008, the weighted average yield of debt and income producing securities was 12.26%(2) and 33% of the Company’s assets were in floating rate debt securities.

As of November 5, 2008, we had made $10.8 million of investments since September 30, 2008. Of these investments, substantially all were senior secured debt.  Of these investments, 70% have stated interest at floating rates and 29% have stated interest at fixed rates with a weighted average stated rate of 18.0%. As of November 5, 2008, we exited $44.4 million of investments since September 30, 2008. Of these investments, all were senior secured debt. Of these investments, 20% bore interest at floating rates and 80% bore interest at fixed rates with a weighted average stated rate of 13.0%.

In addition, as of November 5, 2008, we had an investment backlog and pipeline of $90.5 million and $56.0 million, respectively. We expect to syndicate a portion of these investments and commitments in our backlog and pipeline to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

“Despite continued difficult markets and unprecedented volatility, our third quarter results reflect the continued execution of our strategy.  We remain focused on enhancing our core earnings by rotating and re-pricing our portfolio while maintaining a strong balance sheet and solid credit quality.  Due to our available capital position, direct origination capabilities and role as lead or agent on the majority of our investments, we have been able to turn over our portfolio rapidly.  At quarter end, approximately 48% was either originated since the credit dislocation began last summer or re-priced with improved spreads.  We have also been successful in driving our portfolio yield significantly higher as evidenced by our 98 basis point increase during the quarter.   Although we experienced another quarter of net unrealized depreciation largely due to mark to market issues, the credit performance of our portfolio has remained solid, with only four issuers, representing approximately 1% of our portfolio at fair value, on non-accrual status and with no change in our average portfolio credit rating.  Our portfolio is weighted toward more defensive sectors that have experienced fewer current defaults than the broad loan market,” said President Michael Arougheti.

“On the capital front, we are pleased to announce the closing of a new ARCC managed middle market credit fund, Ivy Hill II, with an estimated size of $250 million.  We believe that our ability to raise capital for a managed fund in this difficult market validates the strength of the global Ares platform, our investment strategy and our performance.  The fund also provides incremental fee income to Ares Capital and brings many strategic advantages.  We are encouraged by the natural liquidity of our portfolio as we received over $160 million from repayments and asset sales during the quarter, allowing us to redeploy those proceeds in significantly higher yielding investments while reducing our overall portfolio level leverage.  Due to current market volatility, it is our strategy to maintain a prudent amount of liquidity and conservative leverage until the markets stabilize.  Given our balance sheet as of September 30, 2008 with over $330 million of credit facility capacity and cash and a debt to equity ratio (net of such cash) of 0.67x, we believe we are well positioned to navigate through these challenging times and to execute our strategy successfully,” added Arougheti.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize our investments. Grade 4 is for those investments that involve the least amount of risk in the portfolio (i.e. the portfolio company is performing above expectations and the trends and risk factors are generally favorable, including a potential exit). Grade 3 is for those investments that involve a level of risk that is similar to the risk at the time of origination (i.e. the portfolio company is performing as expected and the risk factors are neutral to favorable). Grade 2 is for those investments where a portfolio company is performing below expectations and indicates that the risk has increased materially since origination. Grade 1 is for those investments that are not anticipated to be repaid in full. Our investment advisor employs half-point increments to reflect underlying trends in portfolio company operating or financial performance, as well as general outlook. As of September 30, 2008, the weighted average investment grade of the investments in Ares Capital’s portfolio was 2.9 with 3.2% of total investments at amortized cost (or 1.0% at fair value) on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2008, Ares Capital had $61.4 million in cash and cash equivalents and $902.2 million in total debt outstanding.  Subject to leverage restrictions, the Company had approximately $271.8 million available for additional borrowings under its existing credit facilities as of September 30, 2008.

On July 22, 2008, we entered into an amendment to, among other things, extend the maturity of our CP Funding Facility to July 21, 2009, decrease the availability and advance rates applicable to certain types of eligible loans and make certain provisions of the facility more restrictive. In addition, the interest rate charged on the CP Funding Facility was increased to the commercial paper, eurodollar or adjusted eurodollar rate plus 2.50% and the commitment fee for any unused portion was increased to 0.50%. We also paid a renewal fee of 0.786% of the total amount available for borrowing, or $2.75 million.

DIVIDEND

For the three months ended September 30, 2008, Ares Capital declared a dividend on August 7, 2008 of $0.42 per share for a total of $40.8 million.  The record date was September 15, 2008 and the dividend was distributed on September 30, 2008.

RECENT DEVELOPMENTS

On November 3, 2008, we applied for an exemptive order from the Securities and Exchange Commission (the “SEC”) that would permit us to co-invest with funds managed by Ares Management LLC, including the Ares Capital Markets group. Any such order will be subject to certain terms and conditions. There is no assurance that the application for exemptive relief will be granted by the SEC. Accordingly, we cannot assure you that the Company will be permitted to co-invest with funds managed by Ares.

On November 5, 2008, we established a new middle market credit fund, Ivy Hill Middle Market Credit Fund II, Ltd. (“Ivy Hill II” or the “Fund”) — which will be managed by Ivy Hill Asset Management, L.P., our wholly owned subsidiary.   It is anticipated that the size of the Fund will be $250 million, and may grow over time with leverage.

We expect the Fund will be an active purchaser of first lien and second lien bank debt and mezzanine securities of middle market companies, originated by both us and other third-parties. Subject to certain approvals and restrictions, we may, in the near future, sell to the Fund up to $75 million of investments and in the future may from time to time sell additional loans and investments to the Fund.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Thursday, November 6, 2008, at 10:00 a.m. (ET) to discuss its third quarter 2008 financial results. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE STOCK INFORMATION PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Stock Information page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (800) 860-2442 approximately 5-10 minutes prior to the call. International callers should dial +1 (412) 858-4600.  All callers should reference “Ares Capital Corporation.” For the convenience of our stockholders, an archived replay of the call will be available through November 21, 2008 by calling (877) 344-7529. International callers please dial +1 (412) 317-0088. For all replays, please reference conference passcode #424221. An archived replay will also be available on a webcast link located on the Stock Information page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company. Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except per share data)

	As of
	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS

Investments at fair value (amortized cost of $2,244,617 and $1,795,621, respectively)	$2,093,694	$1,774,202
Cash and cash equivalents	61,409	21,142
Receivable for open trades	2,103	1,343
Interest receivable	15,069	23,730
Other assets	12,235	8,988
Total assets	$2,184,510	$1,829,405
LIABILITIES
Debt	$902,152	$681,528
Accounts payable and accrued expenses	7,164	5,516
Management and incentive fees payable	25,183	13,041
Interest and facility fees payable	3,829	4,769
Total liabilities	938,328	704,854
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 200,000,000 and 100,000,000 common shares authorized, respectively, 97,152,820 and 72,684,090 common shares issued and outstanding, respectively	97	73
Capital in excess of par value	1,399,298	1,136,599
Accumulated undistributed net investment income	(4,011)	7,005
Accumulated undistributed net realized gain on sale of investments and foreign currencies	—	1,471
Net unrealized loss on investments and foreign currencies	(149,202)	(20,597)
Total stockholders’ equity	1,246,182	1,124,551
Total liabilities and stockholders’ equity	$2,184,510	$1,829,405
NET ASSETS PER SHARE	$12.83	$15.47

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(dollar amounts in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$56,295	$42,851	$151,906	$116,469
Capital structuring service fees	3,310	2,685	18,551	12,379
Interest from cash & cash equivalents	325	791	1,314	2,282
Dividend income	764	1,145	1,901	2,398
Management fees	625	188	1,632	564
Other income	748	271	2,434	953
Total investment income	62,067	47,931	177,738	135,045

EXPENSES:
Interest and credit facility fees	9,535	9,353	26,613	25,467
Base management fees	7,963	6,159	22,729	17,062
Incentive management fees	8,205	5,966	23,713	16,949
Professional fees	1,499	1,040	4,370	3,529
Insurance	301	270	927	801
Administrative	802	291	1,702	736
Depreciation	134	103	338	307
Directors fees	57	65	197	193
Other	869	854	2,597	2,268
Total expenses	29,365	24,101	83,186	67,312

NET INVESTMENT INCOME BEFORE INCOME TAXES	32,702	23,830	94,552	67,733

Income tax expense (benefit), including excise tax	(118)	(79)	(302)	(112)

NET INVESTMENT INCOME	32,820	23,909	94,854	67,845

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses)	4,618	10,886	4,836	3,363
Foreign currency transactions	(38)	—	(40)	—
Net realized gains (losses)	4,580	10,886	4,796	3,363

Net unrealized gains (losses)	(78,793)	(11,871)	(128,612)	8,873
Foreign currency transactions	—	—	7	—
Net unrealized gains (losses)	(78,793)	(11,871)	(128,605)	8,873

Net realized and unrealized gains (losses) from investments and foreign currency transactions	(74,213)	(985)	(123,809)	12,236

NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$(41,393)	$22,924	$(28,955)	$80,081

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$(0.43)	$0.32	$(0.33)	$1.22

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING – BASIC AND DILUTED	97,152,820	72,059,957	87,152,501	65,522,194

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2008 and September 30, 2007 are provided below.

	For the three months ended		For the nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Basic and diluted Core EPS(1)	$0.34	$0.33	$1.09	$1.03
Realized and unrealized gains (losses), net	(0.77)	(0.01)	(1.42)	0.19
Incentive fees attributed to realized gains (losses)	—	—	—	—
Income tax expense related to realized gains	—	—	—	—
Basic and diluted GAAP EPS	$(0.43)	$0.32	$(0.33)	$1.22

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.